HORACE MANN MUTUAL FUNDS

Written Instrument Establishing and Designating
Growth Fund, Balanced Fund,
Income Fund and Short-term Investment Fund

The undersigned, being a majority of the trustees of the Horace Mann Mutual Funds (the “Trust”), a business trust organized pursuant to a Declaration of Trust dated November 7, 1996 (the “Declaration of Trust”), pursuant to Section 6.2 of Article VI of the Declaration of Trust, do hereby establish and designate a fourth, fifth, sixth and seventh series of Interests of the Trust to be known as the “Growth Fund,” the “Balanced Fund,” the “Income Fund” and the “Short-Term Investment Fund,” respectively. The relative rights and preferences of such series shall be as set forth in the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned have this 6th day of February 1997 signed these presents.

A. Thomas Arisman
One Horace Mann Plaza Springfield, Illinois 62715

Larry K. Becker
One Horace Mann Plaza Springfield, Illinois 62715

A. L. Gallop
1622 Pebble Beach Lane Lady Lake, Florida 32159

Harriet A. Russell
6571 Edwood
Cincinnati, Ohio 45224

George J. Zock
One Horace Mann Plaza Springfield, Illinois 62715